Exhibit 10.1

AVAYA INC. EXECUTIVE COMMITTEE

2011 – 2013 PERFORMANCE RECOGNITION PLAN

Effective as of December 22, 2011

Avaya Inc. (the “Company”) hereby establishes the Avaya Inc. Executive Committee 2011 – 2013 Performance Recognition Plan (the “Plan”) for the benefit of eligible employees of the Company and its subsidiaries. Any term capitalized but not defined in this Plan shall have the meaning assigned to it in the Sierra Holdings Corp. Amended and Restated 2007 Equity Incentive Plan.

1. Purpose of Plan. The Plan is intended to further the interests of the Company and its shareholders by providing cash incentives to selected employees who are expected to be in a position to increase the value of the Company through their efforts. The Plan is intended to be an unfunded plan maintained by the Company and to the extent it provides for deferred compensation it is intended that the Plan be primarily for “a select group of management or highly compensated employees” within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Plan shall be interpreted and administered consistent with this intent.

2. Administration. The Plan will be administered by the Board of Directors of the Company (the “Board”) and its delegates. The Board and its delegates to the extent of such delegation are referred to as the “Administrator.” As of the Effective Date of this Plan, the Compensation Committee of the Board shall be the Administrator until such time as the Board provides otherwise. The Administrator shall have full authority, subject only to the express provisions of the Plan, to establish written award forms and agreements, construe the terms of the Plan and any award, determine eligibility for any payments under the Plan, and generally do all things necessary to administer the Plan. Any action taken by the Administrator in accordance with the foregoing shall be final and binding on all parties.

3. Eligible Employees. Each employee listed on Exhibit A shall be eligible to participate in this Plan (each, an “Eligible Employee”). The Administrator shall have the right to amend Exhibit A hereto to add Participants under the Plan, subject to the limitations set forth in Section 4(b) below.

4. Nature of Awards.

(a) Each award under the Plan (an “Award”) consists of the grant to an Eligible Employee (a “Participant”) of the conditional right to receive a dollar amount credited to the Participant’s account (the “Account”) based on the Company’s performance during fiscal years 2011, 2012 and 2013, and subject to the terms and conditions specified in the Award. Any Account is solely a recordkeeping entry on the Company’s financial statements. In the event of bankruptcy, a Participant will be a general creditor of the Company with respect to any Award.

(b) Unless provided otherwise in paragraph (c) or (d), the amount credited to a Participant’s Account for a fiscal year will be determined based on the Company’s actual Management EBITDA (as defined in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010), excluding the impact of payments under the Avaya Inc. Short-term Incentive Plan or any successor plan (“Pre-STIP EBITDA”), compared to the performance threshold and target for Pre-STIP EBITDA established by the Administrator for the applicable fiscal year (respectively, the “Threshold” and the “Target”), and the related multipliers to be established by the Administrator for the applicable fiscal year (the “Multipliers”). The Multipliers, Threshold and Target for fiscal 2011 are set forth in Exhibit B. The Multipliers, Threshold and Target for each of fiscal 2012 and 2013 shall be communicated to the Participants within 30 days following the date on which they are established by the Administrator.

The amount credited to a Participant’s Account for a fiscal year shall equal the targeted award (the “Targeted Award”) specified in the Award multiplied by the Multiplier determined based on the Company’s actual performance.

Attainment of Pre-STIP EBITDA between the Threshold and Target levels will result in a pro rata adjustment (based on straight line interpolation) to the Multiplier. If the Pre-STIP EBITDA attained is less than Threshold, no amount shall be credited to any Participant’s Account for such fiscal year.

(c) For any fiscal year where the actual Pre-STIP EBITDA equals or exceeds Target, the Administrator may in its sole discretion credit an additional amount to one or more Participant’s Accounts based on any factors the Administrator determines are appropriate, including, but not limited to, individual performance and contribution to the business. In no event, however, shall the amount credited to a Participant’s Account for any fiscal year exceed 160 percent of that Participant’s Targeted Award.

(d) No amount shall be credited to a Participant’s Account for a fiscal year if the Participant terminates employment (either voluntarily or involuntarily) with the Company and its subsidiaries before the last day of such fiscal year unless such termination of employment is during the one year period following a Change of Control either (i) involuntarily other than for Cause or (ii) for Good Reason. If the Participant’s employment with the Company and its subsidiaries involuntarily terminates other than for Cause or voluntarily for Good Reason during the one year period following a Change of Control, a pro rata portion of the Targeted Award for such fiscal year shall be credited to the Participant’s Account for that year.

(e) The amounts credited to a Participant’s Account shall not be adjusted or increased by interest.

(f) The dollar amount of all Awards that may be issued under this Plan shall not exceed $40 million in the aggregate for all Participants.

5. Forfeiture of Awards. Unless previously paid, each Award shall be automatically forfeited, and no payment shall be made with respect thereto, upon termination of the Participant’s employment with the Company and its subsidiaries before the payment date under paragraph 6(a) for any reason, other than (i) death, (ii) Disability, (iii) involuntary termination without Cause or (iv) during the one year period following a Change of Control, voluntary termination for Good Reason. In addition, a Participant will (a) forfeit any or all rights with respect to the Award or to amounts previously paid under an Award, and (b) be required to pay back any such previously paid amounts, if the Participant breaches any nondisclosure, noncompetition, nonsolicitation or other undertakings in the Award.

6. Payment of Account.

(a) Unless the Participant terminates employment due to death or Disability, or elects otherwise, his or her Account that has not previously been forfeited, less all applicable withholdings, shall be paid as soon as practicable following the date on which the Administrator certifies the Company’s performance for the fiscal year ending September 30, 2013, and in all events by December 31, 2013. If a Participant terminates employment due to death or Disability, his or her Account that has not previously been forfeited, less all applicable withholdings, shall be paid as soon as practicable following the date of Death or Disability. Unless the Participant elects to defer payment of his or her Account pursuant to paragraph (b), Awards under the Plan are intended to constitute “short-term deferrals” for purposes of Section 409A and shall be construed accordingly.

(b) A Participant may elect to defer payment of his or her Account under an Award by making a written election, in a form prescribed by the Administrator, to defer receipt of such amount (a “Deferral Election”) and delivering it to the Administrator not later than the 30th day following the date the Award is granted. Thereafter, a Participant may make a Deferral Election or change an existing Deferral Election by delivering a new Deferral Election to the Administrator in accordance with procedures established by the Administrator; provided that (i) the new Deferral Election is made at least 12 months before the Account under an Award would otherwise have been paid, and (ii) distribution of the Account under the new Deferral Election shall commence not earlier than five years after the distribution would otherwise have begun. A Deferral Election shall remain effective until the Participant terminates or modifies such election by written notice to the Administrator.

(c) Each Participant has the right to designate one or more persons, trusts or, with the Administrator’s approval, other entity as the Participant’s beneficiary (“Beneficiary”) to whom benefits under this Plan will be paid in the event of the Participant’s death before distribution to the Participant of the benefits due under the Plan. Each Beneficiary designation will be in a written form prescribed by the Administrator and will be effective only when filed with the Administrator during the Participant’s lifetime. Any Beneficiary designation may be changed by a Participant without the consent of any Beneficiary by the filing of a new Beneficiary designation with the Administrator. Filing a Beneficiary designation as to any benefits available under the Plan revokes all prior Beneficiary designations effective as of the date such Beneficiary designation is received by the Administrator. In the absence of an effective Beneficiary designation, or if all Beneficiaries predecease the Participant, the Participant’s estate will be the Beneficiary.

7. No Funding. The Company intends that the Plan constitute an “unfunded” plan for tax purposes and for purpose of Title 1 of ERISA; provided that the Board or the Administrator may authorize the deposit of cash or other property into a trust (whether existing or newly established), or make other arrangement to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the unfunded status of the Plan, unless the Board or the Administrator determines otherwise with the consent of each Participant.

8. Transferability. The Plan shall be binding on the Company and its successors and assigns. Awards may not be transferred, pledged, hypothecated, assigned or otherwise disposed of, and any attempt to do so shall result in immediate termination of the Award.

9. Amendment and Termination. Either the Board or the Administrator may amend or terminate the Plan or any Award at any time, but no such action shall adversely affect the rights of any Participant with respect to an Award held by such Participant at the time of such change, without such Participant’s consent.

10. Governing Law. The Plan shall be governed by and interpreted under the laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.